UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):         April 24, 2006

NewMil Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16455	06-1186389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

19 Main Street, P.O. Box 600, New Milford, CT	06776
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (860) 355-7600

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On April 24, 2006, NewMil Bancorp, Inc. (“NewMil”) entered into an Agreement and Plan of Merger with Webster Financial Corporation (“Webster”), a Delaware corporation (the “Merger Agreement”).

Under the terms of the Merger Agreement, NewMil stockholders will receive $41.00 in Webster common stock for each share of NewMil common stock so long as Webster’s average stock price (as defined in the Merger Agreement) is between $44.85 and $50.25 per share.  If Webster’s average stock price is below $44.85, each share of NewMil common stock will be converted into 0.9142 share of Webster common stock.  If Webster’s average stock price is above $50.25, each share of NewMil common stock will be converted into 0.8159 share of Webster common stock.  Based upon the closing stock price of Webster on April 24, 2006, the aggregate merger consideration is approximately $176 million.

Consummation of the merger of NewMil and Webster (the “Merger”) is subject to a number of customary conditions, including, but not limited to (i) the approval of the Merger Agreement by the stockholders of NewMil and (ii) the receipt of requisite regulatory approvals of the Merger and the proposed merger of NewMil’s banking subsidiary, NewMil Bank, with and into Webster’s banking subsidiary, Webster Bank, N.A., immediately following consummation of the Merger.

The description of the proposed Merger described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report and incorporated herein by reference.  The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any factual information about NewMil.  The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates.  The assertions embodied in those representations and warranties were made for the purpose of the contract between the parties and are qualified by information in confidential disclosure schedules that the parties have exchanged.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, and may constitute risk allocation provisions, rather than an assertion by the party making the representation about the facts concerning the condition of its business.

A copy of the joint press release issued on April 25, 2006 is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Additional Information About the Transaction

The press release included as Exhibit 99.1 may be deemed to be solicitation material in respect of the proposed merger of NewMil and Webster.  The proposed transaction will be submitted to NewMil stockholders for their consideration.  Webster and NewMil will file with the SEC a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC.  Stockholders of NewMil are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Webster and NewMil at the SEC’s Internet site (http://www.sec.gov).  Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Terrence K. Mangan, Senior Vice President/Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, CT 06702 (203) 578-2318 or to B. Ian McMahon, Executive Vice President and CFO, NewMil Bancorp, Inc., P.O. Box 600, New Milford, CT 06776-0600, (860) 355-7630.

NewMil and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NewMil in connection with the proposed merger.  Information about the directors and executive officers of NewMil and their ownership of NewMil common stock is set forth in the proxy statement, dated March 24, 2006, for NewMil’s 2006 annual meeting of stockholders, as filed with the SEC on Schedule 14A.  Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.

Item 9.01        Financial Statements and Exhibits

(c) Exhibits

2.1           Agreement and Plan of Merger, dated as of April 24, 2006, by and between Webster and NewMil.

99.1         Press Release, dated April 25, 2006, regarding the Agreement and Plan of Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2006	NEWMIL BANCORP, INC.

	By:	/s/ B. Ian McMahon
B. Ian McMahon
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Title

2.1	Agreement and Plan of Merger, dated as of April 24, 2006, by and between Webster and NewMil.

99.1	Press Release, dated April 25, 2006, regarding the Agreement and Plan of Merger.